CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration
Statement on Form N-1A of Listed Funds Trust and to the use of our report dated March 1, 2023 on the financial statements and financial highlights of The Medical Portfolio and The Alternative Income Portfolio, each a series of shares of Kinetics Portfolios Trust. Such financial statements and financial highlights appear in the 2022 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information, which is a part of such Registration Statement.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
April 26, 2023